Exhibit 23.1

April 5, 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the use in this Registration Statement of Future Canada China Environment, Inc. on Form S-1 of our audit report dated March 24, 2008 relating to the accompanying balance sheet of Future Canada China Environment, Inc. as of February 29, 2008 and the related statement of operations, stockholders’ deficit, and cash flows from inception (February 5, 2008) through February 29, 2008.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

Sincerely,

DE JOYA GRIFFITH & COMPANY, LLC
De Joya Griffith & Company, LLC
Henderson, NV
April 4, 2008